Exhibit 99.1

NuPathe Announces Fourth Quarter 2011 Financial
Results and Operational Highlights

Resubmission of Migraine Patch NDA Remains

on Track for the First Half of 2012

CONSHOHOCKEN, PA — March 20, 2012 — NuPathe Inc. (NASDAQ: PATH), a biopharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announced financial results for the quarter and full year ended December 31, 2011, and recent operational highlights.

“During the fourth quarter and subsequently in 2012, we made substantial progress towards the resubmission of our New Drug Application for our migraine patch,” said Jane Hollingsworth, chief executive officer of NuPathe. “We remain on track to resubmit the NDA in the first half of 2012 and are committed to making this valuable new treatment option available to the millions of migraine patients who suffer from debilitating migraine-related nausea along with their headache pain.”

Recent Highlights

•                  Following receipt of a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) in August for the Company’s migraine patch (NP101), NuPathe has had ongoing and productive interactions with the FDA.  The Company continues to believe it will be able to address all of the questions raised in the CRL in a timely fashion.  NuPathe remains on track to resubmit its NDA in the first half of 2012 and expects the resubmission will result in a six-month review by the Agency.

•                  In February, the United States Patent and Trademark Office (USPTO) issued a notice of allowance for U.S. Patent application 11/183,232 entitled “Drug Containing Implants and Methods of Use Thereof.” This application relates to a biodegradable polymer implant as well as novel methods of treating schizophrenia, bipolar disorder and other specified psychiatric disorders with the implant by delivering therapeutic levels of risperidone, 9-hydroxy-risperidone, or haloperidol for 20 to 190 days. Given this action, NuPathe expects the patent to issue within the next few months. Once issued, it will provide patent protection through January 2025 for NP202, NuPathe’s long-term biodegradable risperidone implant for the treatment of schizophrenia and bipolar disorder.

•                  In January, the USPTO issued a notice of allowance for U.S. Patent application 12/142,604 entitled “Pharmacokinetics of Iontophoretic Sumatriptan Administration.” This application relates to methods of treating a migraine by administering sumatriptan using an iontophoretic patch to achieve consistent therapeutic plasma levels with low patient-to-patient variability. Given this action, NuPathe expects the patent to issue within the next few months. Once issued, it will provide additional patent protection for NP101 through April 2027.

•                  In November, NuPathe announced the appointment of Bart J. Dunn as vice president, corporate development and licensing.  He joins NuPathe from Inspire Pharmaceuticals where he served as vice president, business development and strategic planning.

•                  In October, NuPathe announced positive top-line results from NP101-009, its second 12-month, repeat use safety trial for its migraine patch. A total of 479 patients were enrolled in this study and applied at least one patch. Consistent with the findings from previous studies, the incidence of adverse events known as triptan sensations, which can include chest tightness, flushing and feelings of pressure and numbness, was very low, with only four patients (0.8 percent) reporting a triptan sensation over the course of the 12-month trial.

Fourth Quarter and Full Year 2011 Financial Results

NuPathe reported a net loss of $5.6 million for the fourth quarter of 2011, compared with a net loss of $6.2 million for the fourth quarter of 2010. For the full year 2011, NuPathe reported a net loss of $23.2 million, compared with a net loss of $24.4 million for the full year 2010.

Research and development expenses were $3.2 million in the fourth quarter of 2011, compared with $5.2 million in the fourth quarter of 2010. The decrease was primarily due to a $1.5 million NDA filing fee in the fourth quarter of 2010 for NP101. Although this fee was refunded during the first quarter of 2011, it is a relevant factor when comparing the fourth quarter of 2011 with the same period in 2010. In addition to the $1.5 million filing fee, the fourth quarter of 2010 also included $0.9 million for a 12-month, repeat use trial of NP101 that had concluded prior to the fourth quarter of 2011 and $0.6 million related to the development of NP201 and NP202.  While these expenses did not recur during the fourth quarter of 2011, the reduction was partially offset by expenses of $0.6 million in the fourth quarter of 2011 for two trials for NP101 that were initiated to respond to the CRL from the FDA.

Selling, general and administrative expenses were $1.9 million in the fourth quarter of 2011, compared with $1.6 million for the same period in 2010. This increase was primarily due to higher commercial infrastructure expenses, including the growth of pre-commercialization activities related to the migraine patch.

During the year ended December 31, 2011, NuPathe used $20.9 million of cash for operating activities and $3.5 million of cash for investing activities, most of which related to the funding of commercial manufacturing equipment for the migraine patch. Additionally, net cash provided by financing activities was $8.6 million, primarily from additional debt financing obtained under the Company’s credit facility, partially offset by scheduled debt repayments.

As of December 31, 2011, NuPathe had $23.1 million in cash and cash equivalents, compared with $38.9 million as of December 31, 2010.  The Company expects its existing cash and cash equivalents will be sufficient to fund operations, debt service and interest obligations into the third quarter of 2012.  Additional capital will be needed by the Company to fund its operations and meet its capital requirements beyond that point.

Company to Host Conference Call

NuPathe will host a conference call today, March 20, 2012, at 8:30 a.m. EDT to discuss the Company’s financial results for the quarter and full year ended December 31, 2011, and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 888-797-2982 (domestic) or +1-913-312-0380 (international), and provide the participant passcode 8797224, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 8797224.

A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About the Migraine Patch (NP101 or Zelrix)

NP101 is an active, single-use, transdermal patch in development for the treatment of migraine. If approved, it will be the first transdermal patch for the treatment of migraine. The patch actively delivers sumatriptan, the most widely prescribed migraine medication. In clinical trials involving more than 10,000 applications, NP101 offered patients fast onset and sustained relief of debilitating migraine symptoms including headache pain and migraine-related nausea (MRN). Because NP101 delivers sumatriptan transdermally, it may be an attractive treatment option for many of the approximately seven million migraineurs who might otherwise delay or avoid taking medication due to MRN. In addition, clinical trials suggest that many migraineurs fail to respond consistently to orally administered medications. This may result from a variety of causes including gastroparesis, which is low and inconsistent absorption of medication in the gut due to reduced gastric motility (or stomach slowing). The patch utilizes SmartRelief™, NuPathe’s proprietary transdermal delivery technology that allows the rapid yet tightly controlled transport of medication through the skin using a process called iontophoresis. As a result and based on clinical trial experience, the patch may offer a low incidence of triptan sensations that include chest tightness, flushing and feelings of pressure and numbness.

About NuPathe

NuPathe Inc. is a biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two proprietary product candidates in preclinical development: NP201 for the continuous symptomatic treatment of Parkinson’s disease and NP202 for the long-term treatment of schizophrenia and bipolar disorder.  NuPathe is actively seeking partnerships to maximize the commercial potential for our pipeline products in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website and our blog at www.nupathe.com.  You can also follow us on StockTwits (stocktwits.nupathe.com), Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: NuPathe’s interpretation of the CRL and its interactions with the FDA regarding the CRL; NuPathe’s ability to address all of the questions raised in the CRL; the timing of the resubmission of the NDA for NP101 and the timing of the FDA’s review of such resubmission; the issuance of patents for the referenced patent applications; the scope and duration of patent protection to be afforded by the issuance of the referenced patents; the sufficiency of NuPathe’s cash and cash equivalents to fund operations, debt service and interest obligations into the third quarter of 2012; and the potential benefits of, and market for, NP101.

Forward-looking statements are based upon management’s current expectations, plans and beliefs and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated herein including, among others: NuPathe’s ability to successfully complete the additional trials, tests, device enhancement, packaging modification and other activities to support the resubmission of its NDA for NP101 and the costs of such activities; the extent to which the FDA may request or require NuPathe to provide additional information, undertake additional trials or studies or redesign NP101; serious adverse events or other safety risks that could require NuPathe to abandon or delay development of, or preclude or limit approval of its product candidates; risks and uncertainties relating to intellectual property; varying interpretation of study data; NuPathe’s ability to obtain additional financing to continue as a going concern; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2011, under the caption “Risk Factors” and elsewhere in such report, which is available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information

John Woolford

Westwicke Partners, LLC

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President, Chief Financial Officer

NuPathe Inc.

(484) 567-0130

Media Contact

Jennifer Guinan

Sage Strategic Marketing

(610) 410-8111

jennifer@sagestrat.com

###

NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months ended December 31,		Years ended December 31,
	2011	2010	2011	2010
Grant revenue	$—	$650	$—	$650

Operating expenses:
Research and development	3,202	$5,215	$12,407	$17,064
Selling, general and administrative	1,907	1,634	9,416	4,772
	5,109	6,849	21,823	21,836
Loss from operations	(5,109)	(6,199)	(21,823)	(21,186)

Interest income	13	23	72	47
Interest expense	(508)	(179)	(1,483)	(3,718)
Loss before tax benefit	(5,604)	(6,355)	(23,234)	(24,857)

Income tax benefit	47	180	47	500
Net loss	(5,557)	(6,175)	(23,187)	(24,357)

Accretion of redeemable convertible preferred stock	—	—	—	(2,533)
Net loss available to common stockholders	$(5,557)	$(6,175)	$(23,187)	$(26,890)
Basic and diluted net loss per common share	$(0.38)	$(0.42)	$(1.58)	$(4.39)

Weighted average basic and diluted common shares outstanding	14,732,582	14,548,851	14,630,125	6,126,123

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(unaudited)

	December 31,
	2011	2010

Cash and cash equivalents	$23,059	$38,918
Total assets	30,849	43,753
Total debt	13,893	5,217
Total stockholders’ equity	12,971	34,265